Exhibit 10.1

Execution Version

ATM ADVANCE AGREEMENT

This ATM Advance Agreement (this “Agreement”) is entered into as of May 22, 2026, by and between A.G.P./Alliance Global Partners LLC, a New York limited liability company (the “Lender”), and Innovative Industrial Properties, Inc., a Maryland corporation (the “Borrower”). Capitalized terms used but not defined herein shall have the meaning given to them in the ATM Sales Agreement (as defined below).

RECITALS

WHEREAS, Borrower has established an at-the-market equity offering program pursuant to that certain Equity Distribution Agreement, dated May 13, 2025, by and between the Borrower and Lender (the “ATM Sales Agreement”) pursuant to which Borrower may offer and sell, from time to time, shares of its common stock (the “Common Stock”) or shares of its preferred stock (the “Preferred Stock,” and together with the Common Stock, the “ATM Securities”), through Lender (in such capacity, the “Sales Agent”) in accordance with applicable securities laws (the “ATM Program”);

WHEREAS, Borrower desires to borrow from Lender, and Lender is willing to lend to Borrower, subject to the terms and conditions set forth herein, an amount up to the Commitment Amount (as defined below), secured by Borrower’s rights, interests, and proceeds arising from the ATM Program;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means a deposit account control agreement, in form and substance satisfactory to Lender, executed by Borrower, Lender and East West Bank, a California banking corporation, as depository institution, granting Lender “control” (within the meaning of the UCC) over the Collateral Account; provided that, for the avoidance of doubt, the Account Control Agreement shall permit Borrower, for so long as no Event of Default has occurred that is continuing, to retain full dominion and control over the Collateral Account, including the right to withdraw, transfer and otherwise use funds on deposit therein for general corporate purposes, including the payment of scheduled Weekly Installments and mandatory prepayments.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble hereto.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.

“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.

“ATM Collateral” means, collectively, (a) all Sales Proceeds, (b) all rights under the ATM Sales Agreement, (c) all of Borrower’s right, title, and interest in and to the ATM Program, including all ATM Securities offered or to be offered thereunder, (d) the Collateral Account (including without limitation, all cash and all other property from time to time deposited therein), (e) all Documents relating to any of the foregoing, (f) all other tangible and intangible personal property of Borrower relating to any of the foregoing, including without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of such property (including without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by Borrower in respect of any of the items listed above), and all books, correspondence, files and other records, including without limitation, all tapes, desks, cards, software, data and computer programs in the possession or under the control of Borrower or any other Person from time to time acting for Borrower that at any time evidence or contain information relating to any of the property described in the preceding clauses of this definition or are otherwise necessary or helpful in the collection or realization thereof and (g) all proceeds, products, and accessions of the foregoing. For the avoidance of doubt, “ATM Collateral” shall not include any rights under any equity distribution agreement or similar agreement of Borrower other than the ATM Sales Agreement.

“ATM Program” has the meaning set forth in the Recitals hereto.

“ATM Sales Agreement” has the meaning set forth in the Recitals hereto.

“ATM Securities” has the meaning set forth in the Recitals hereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Blackout Period” means (a) any Earnings Blackout Period and (b) any other period during which Borrower is, or may reasonably be deemed to be, in possession of material non-public information relating to earnings, revenues or other results of operations of the Borrower, in each case as determined in accordance with Borrower’s customary policies and Section 4(b) of the ATM Sales Agreement.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law, or (f) any Person resident in, organized under the laws of or incorporated in a Sanctioned Country.

“Borrower” has the meaning set forth in the Preamble hereto.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions in such state are authorized or required by Law to close.

“Capital Markets Fee Agreement” means the obligation of Borrower to pay to Lender at least $1,000,000 on or prior to the first anniversary of the Closing Date in connection with one or more debt or equity capital markets transactions, including without limitation sales commissions pursuant to the ATM Sales Agreement.

“Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's equity, whether now outstanding or hereafter issued, including all common stock, preferred stock, membership interests in a limited liability company, partnership interests (whether general or limited) in a partnership, or any other equivalent of such ownership interest, and all warrants, options or other rights to acquire any of the foregoing (but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing).

“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the Capital Stock of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“charges” has the meaning set forth in Section 10.7.

“Common Stock” has the meaning set forth in the Recitals hereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings analogous thereto.

“Closing Date” means the first date all the conditions precedent in Section 4 are satisfied and the Loan is made.

“Collateral Account” means a segregated deposit account of Borrower established at a bank or financial institution acceptable to Lender, subject to an Account Control Agreement in favor of Lender, into which all Sales Proceeds shall be deposited.

“Collateral Account Control Date” has the meaning set forth in Section 3.3 hereto.

“Commitment Amount” means $20,000,000.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollar” and “$” mean the lawful money of the United States.

“Earnings Blackout Period” means, with respect to any fiscal quarter or fiscal year of Borrower, the period commencing upon Lender’s receipt of written notice from Borrower that Borrower has earnings information for such fiscal quarter or fiscal year and that an earnings blackout period has begun under Borrower’s insider trading compliance policies, and ending on the second full Business Day following the date on which Borrower publicly files its earnings results for such fiscal quarter or fiscal year, as applicable, with the SEC or otherwise publicly discloses such results.

“Equity Interests” means, as to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning set forth in Article 7.

“Existing Cash” means all cash and cash equivalents of the Borrower and its Subsidiaries, in each case as of the applicable date of determination, including all cash on hand and on deposit in any account.

“FCPA” has the meaning set forth in Section 5.1(m)(ii).

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Financial Statements” means the consolidated balance sheet of Innovative Industrial Properties, Inc. (the “Company”) as of December 31, 2025, and the related consolidated statements of income, stockholders’ equity, and cash flows for the fiscal year then ended, together with the related notes, as set forth in the Borrower’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2026.

“GAAP” means United States generally accepted accounting principles as in effect as of the date of determination thereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Indemnitee” has the meaning set forth in Section 9.2.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning set forth in the Preamble hereto.

“Loan” has the meaning set forth in Section 2.1.

“Loan Documents” means, collectively, this Agreement, the Account Control Agreement, any promissory notes issued hereunder, any other agreement creating or perfecting a security interest in property of Borrower and any other documents entered into in connection herewith.

“Material Adverse Effect” has the meaning set forth in the ATM Sales Agreement.

“Maturity Date” means October 9, 2026, or such earlier date on which all Obligations become due and payable pursuant to the terms hereof.

“Maximum Rate” has the meaning set forth in Section 10.7.

“Net Cash Proceeds” means, with respect to any Significant Disposition, the aggregate cash proceeds received by Borrower or any of Subsidiaries in connection therewith, after deducting therefrom only (a) reasonable and customary out-of-pocket fees, costs, commissions, and expenses actually incurred and paid or payable (and not to an Affiliate of the Borrower) in connection therewith and (b) the amount of taxes actually paid by Borrower or one of its Subsidiaries in connection therewith.

“Obligations” means all present and future indebtedness, obligations, and liabilities of Borrower to Lender arising under or in connection with this Agreement, including all principal, interest (including interest accruing after the commencement of any insolvency proceeding), premium, fees, costs, expenses, indemnities, and other amounts payable hereunder.

“OFAC” has the meaning set forth in Section 5.1(m)(i).

“Organizational Documents” means (a) as to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) as to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement and (c) as to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Preferred Stock” has the meaning set forth in the Recitals hereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, brokers, trustees, administrators, managers, advisors and representatives, including accountants, auditors, and legal counsel of such Person and of such Person’s Affiliates.

“Responsible Officer” means the chief executive officer, president, executive vice president, chief financial officer or treasurer of Borrower. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.

“Sales Agent” has the meaning set forth in the Recitals hereto.

“Sales Proceeds” means all gross proceeds received by or on behalf of Borrower from the sale of ATM Securities pursuant to the ATM Sales Agreement, net of any Sales Agent commissions, but before deduction of any other expenses or costs.

“Sanctioned Country” means any country or territory that is itself subject to comprehensive sanctions maintained by OFAC including at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions.

“Sanctions” has the meaning set forth in Section 5.1(m)(i).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Significant Asset Disposition” means the sale, lease, license, transfer, assignment or other disposition by Borrower or any Subsidiary of assets having a fair market value (in a single transaction or series of related transactions) in excess of $150,000,000.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, association or joint venture or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time owned or the management of which is controlled, directly, or indirectly through one or more intermediaries, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of New York, or in any other applicable jurisdiction.

“Weekly Installment” has the meaning set forth in Section 2.8(a).

“Weekly Payment Date” means each Friday (or, if such day is not a Business Day, the next succeeding Business Day) during the term of this Agreement, commencing on May 29, 2026.

Section 1.2           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” is not exclusive. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All capitalized terms used herein that are defined in the UCC and not defined in this Agreement shall have the meanings specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term has the meaning specified in Article 9.

ARTICLE II

LOAN TERMS

Section 2.1           Commitment; Loan. On the terms and subject to the conditions set forth herein, Lender hereby agrees to make to Borrower a term loan in an original principal amount equal to the Commitment Amount (“Loan”). Borrower shall have no right to reborrow any portion of the Loan that is repaid or prepaid from time to time. On the date of Borrowing, subject to satisfaction of the conditions set forth in Article IV, Lender shall make the proceeds of the Loan available to Borrower in like funds, by wire transfer of such funds in accordance with the instructions provided in the borrowing notice delivered pursuant to Section 4(p).

Section 2.2           Interest Rate. The Loan shall bear interest at a rate per annum equal to 10.0% and shall compound monthly on the last Business Day of each calendar month; provided that at any time that an Event of Default has occurred and while any Event of Default is continuing, the interest rate applicable to the Loan shall automatically be increased to 18.0% without any demand or other action.

Section 2.3           Interest Computation. All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on the Loan shall be computed on a daily basis based upon the outstanding principal amount of the Loan as of the applicable date of determination.

Section 2.4           Evidence of Debt. Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of Borrower to Lender under the Loan, which records shall be prima facie evidence absent manifest error of the existence and amounts of the obligations recorded therein. Any failure of Lender to maintain such records or make any entry therein or any error therein shall not in any manner affect the obligations of Borrower under this Agreement and the other Loan Documents.

Section 2.5           Payments. All payments to be made by Borrower hereunder and the other Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all such payments shall be made not later than 12:00 noon (New York City time) on the date specified herein to Lender by wire transfer in immediately available funds to such account as Lender may specify in a written notice to Borrower from time to time. All amounts received by Lender after 12:00 noon (New York City time) on any date shall be deemed to have been received on the next succeeding Business Day and any applicable interest or fees shall continue to accrue. If any payment to be made by Borrower shall fall due on a day that is not a Business Day, payment shall be made on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder or under any other Loan Document shall be made in Dollars.

Section 2.6           Ownership of Properties; Security Interest.

(a)           Borrower and each of its Subsidiaries is the lawful sole owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

(b)           Without limitation of the foregoing, Borrower is the lawful sole owner of, has good and marketable title to and is in lawful possession of, all ATM Collateral.

(c)           Lender’s security interest in the ATM Collateral constitutes a valid, first priority perfected security interest under Applicable Law.

Section 2.7           Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of Borrower) requires the deduction or withholding of any Tax from any such payment by Borrower, then Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

Section 2.8           Repayment; Weekly Cash Installments.

(a)          Borrower shall repay the Loan in consecutive weekly cash installments (each, a “Weekly Installment”), commencing on the first Weekly Payment Date and continuing on each Weekly Payment Date thereafter until the Maturity Date. Each Weekly Installment amount shall be in a minimum amount equal to $1,000,000.

(b)          On the Maturity Date, Borrower shall pay in full all remaining outstanding Obligations, including all accrued and unpaid interest, fees, and any other amounts payable hereunder.

(c)          The Borrower may, upon notice to Lender, at any time and from time to time prepay the Loan in whole or in part without premium or penalty.

(d)          Each payment in respect of the Loans shall be applied first to any fees, costs, and expenses or other Obligations then due and payable, second to accrued and unpaid interest, and third to the outstanding principal balance of the Loan. Lender shall have sole discretion in determining the application of payments during the continuance of an Event of Default.

Section 2.9           Mandatory Prepayment.

(a)           Within three (3) Business Days of receipt by Borrower of the proceeds of any Significant Asset Disposition, Borrower shall prepay the Loan in an amount equal to one hundred percent (100%) of the Net Cash Proceeds of such Significant Asset Disposition.

(b)           Borrower shall repay the Loan in full, together with all accrued and unpaid interest and all other outstanding Obligations, immediately upon the earliest to occur of: (i) the termination by Borrower or expiration of the ATM Program (provided that, in such case, Lender and Borrower shall cooperate in good faith to agree to a replacement at-the-market program to the extent appropriate); (ii) the suspension of trading of the Common Stock or Preferred Stock on the principal securities exchange on which such securities are listed that continues for three (3) consecutive trading days (or such longer period as Lender may agree in its sole discretion), other than any suspension resulting from a market-wide trading halt or other broad-based disruption affecting trading generally on such exchange or (iii) any Change of Control.

ARTICLE III

COLLATERAL AND SECURITY

Section 3.1           Grant of Security Interest. To secure the prompt and complete payment and performance of all Obligations, Borrower hereby grants to Lender a first-priority continuing security interest in and lien upon all ATM Collateral, whether now owned or hereafter acquired, and wherever located. This grant of security interest shall be deemed a security agreement under applicable law, including Article 9 of the UCC.

Section 3.2           Perfection. Borrower’s perfection obligations as of the Closing Date shall be limited to the filing of one or more UCC-1 financing statements under the UCC describing the ATM Collateral. After the Closing Date, Borrower shall take such further actions as Lender may reasonably request from time to time to perfect, protect, and preserve the priority of Lender’s security interest in the ATM Collateral; provided that any such actions are commercially reasonable, limited in scope, and do not impose any material or undue burden on Borrower.

Section 3.3           Collateral Account. On or prior to May 29, 2026 (the “Collateral Account Control Date”), (i) Borrower shall establish the Collateral Account, (ii) Lender shall have received from Borrower and the applicable depository institution a counterpart to the Account Control Agreement signed on behalf of each such party (or written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page to the Account Control Agreement) that such party has signed a counterpart of this Agreement), together with an opinion of Foley & Lardner LLP, counsel to Borrower, addressed to Lender and dated the effective date of the Account Control Agreement, in form and substance satisfactory to Lender (and Borrower hereby instructs such counsel to deliver such opinion to Lender) and (iii) Borrower shall direct the Sales Agent to deposit all Sales Proceeds directly into the Collateral Account until all Obligations have been indefeasibly paid in full and shall include such direction in the ATM Sales Agreement. Borrower shall maintain the Collateral Account at all times after the Collateral Account Control Date.

Section 3.4           Power of Attorney. Borrower hereby appoints Lender as its attorney-in-fact, with authority, exercisable solely upon the occurrence and during the continuance of an Event of Default, to (a) execute, endorse, and deliver placement notices and related instruments under the ATM Sales Agreement, and (b) collect Sales Proceeds payable under the ATM Sales Agreement and apply such proceeds to the Obligations; provided, however, that notwithstanding the foregoing or any exercise of such power of attorney, (x) Borrower shall retain the right to deliver blackout instructions to Lender during any Blackout Period in accordance with the terms of the ATM Sales Agreement, including Section 4(b) thereof, and (y) upon receipt of any such blackout instructions, Lender shall cancel any pending sale instructions and no sales may be made pursuant to any placement notice executed by Lender during any such Blackout Period. Lender shall promptly provide Borrower with a written accounting of all actions taken and amounts collected pursuant to this power of attorney. This power of attorney is coupled with an interest and is irrevocable until all Obligations have been indefeasibly paid in full, at which time the power of attorney granted pursuant to this Section 3.3 shall automatically terminate and be of no further force or effect.

ARTICLE IV

CONDITIONS PRECEDENT

The effectiveness of this Agreement and of the obligation of Lender to make the Loan hereunder on the Closing Date are subject to the satisfaction of the following conditions (and, in the case of each document specified in this Section to be received by Lender, such document shall be in form and substance satisfactory to Lender):

(a)           Executed Counterparts. Lender shall have received a counterpart of this Agreement signed on behalf of the Borrower (or written evidence satisfactory to Lender (which may include telecopy transmission of a signed signature page to this Agreement) that Borrower has signed a counterpart of this Agreement).

(b)           Certificates. Lender shall have received such customary certificates of resolutions or other action, incumbency certificates or other certificates of Responsible Officers of Borrower as Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Loan Documents.

(c)           Corporate Documents. Lender shall have received such other documents and certificates (including Organizational Documents and good standing certificates) as Lender may reasonably request relating to the organization, existence and good standing of Borrower and any other legal matters relating to Borrower, the Loan Documents or the transactions contemplated thereby.

(d)           Opinion of Counsel to Borrower. Lender shall have received an opinion of Foley & Lardner LLP, counsel to Borrower, addressed to Lender and dated the Closing Date, in form and substance satisfactory to Lender (and Borrower hereby instructs such counsel to deliver such opinion to Lender).

(e)           ATM Sales Agreement. Lender shall have received copies of the ATM Sales Agreement, together with all amendments and supplements thereto, certified by a Responsible Officer of Borrower as being true, correct and complete.

(f)           ATM Program. Lender shall have received evidence satisfactory to Lender that the ATM Program has been duly established, that each registration statement and prospectus supplement related thereto are effective and available for use, and that no stop order or similar proceeding has been initiated or threatened with respect thereto.

(g)           Notice in Escrow.

(i)           Borrower shall have delivered placement notices for not less than $20,000,000 in sales of Capital Stock under the existing ATM Sales Agreement with the placement date(s) blank, to be held in escrow by Lender or an Affiliate of Lender.

(ii)           Lender or an Affiliate of Lender may execute the placement notice solely (A) at any time that an Event of Default has occurred and is continuing, (B) Borrower has confirmed that it is not in possession of any material non-public information; provided that, notwithstanding the foregoing, if a Blackout Period commences after execution of the placement notice, Lender shall cancel any pending sale instructions and no sales may be effected during any such Blackout Period, and (C) no Blackout Period is then in effect.

(iii)          In the event that the requirements of clause (ii)(B) above are not satisfied, Borrower will disclose all such material non-public information on a Current Report on Form 8-K by no later than the close of business on the date such restriction would otherwise arise; provided, however, that, during any Earnings Blackout Period or any earlier period described in Section 4(b) of the ATM Sales Agreement in which Borrower is, or may be deemed to be, in possession of material non-public information relating to earnings, revenues or other results of operations, Borrower will disclose all such material non-public information on a Form 8-K no later than the close of business on the fifth (5th) Business Day after the date such restriction would otherwise arise.

(h)           Fees and Expenses.

(i)            Borrower shall have paid to Lender an advance setup fee in an amount equal to 1.0% of the amount of the Loan made on the Closing Date, which fee shall be payable, at Borrower’s election, (A) upon execution of this Agreement, (B) added to and payable as part of the Weekly Installment in equal amounts over the term of the Loan, or (C) withheld from the proceeds of the Loan as original issue discount. Such advance setup fee shall not apply to the Capital Markets Fee Agreement.

(ii)           Borrower shall have paid all other fees, costs and expenses (including legal fees and expenses) agreed in writing to be paid by it to Lender in connection herewith to the extent due (and, in the case of expenses (including legal fees and expenses), to the extent that statements for such expenses shall have been delivered to Borrower on or prior to the Closing Date).

(i)           KYC Information. Borrower shall have provided to Lender (i) all documentation and other information requested by Lender in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date, and (ii) a Beneficial Ownership Certification in relation to Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

(j)            Financial Statements. Borrower shall have delivered to Lender the Financial Statements; provided, however, that the Company’s timely filing of such Financial Statements in reports under the Securities Exchange Act of 1934, as amended, shall be deemed to satisfy this requirement.

(k)           Officer’s Certificate. Lender shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Borrower, confirming satisfaction of the conditions set forth in this Section.

(l)            Representations and Warranties. The representations and warranties of Borrower set forth in this Agreement and in Section 6 of the ATM Sales Agreement shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date of the Closing Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date).

(m)          No Default. No Default shall have occurred and be continuing or would result from the borrowing of the Loan or from the application of proceeds thereof.

(n)           Material Adverse Effect. Except as contemplated in the Prospectus, or disclosed in the Company’s reports filed with the Commission, since December 31, 2025, there shall not have been any event or circumstance, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse change to the condition, financial or otherwise, or in the properties, earnings, business affairs or business prospects of the Company, the Operating Partnership and its subsidiaries considered as one enterprise.

(o)          Borrowing Request. Lender shall have received from Borrower, no less than three (3) Business Days prior to the Closing Date, an irrevocable notice of borrowing setting forth the amount of the Loan and the borrowing date, appropriately completed and signed by a Responsible Officer of Borrower.

(p)           Other Documents. Lender shall have received such other documents as Lender may reasonably request.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.1            Representations and Warranties of Borrower. Except as disclosed in the Registration Statement and Prospectus, Borrower represents and warrants to Lender as of the date hereof and as of the first day of each calendar month during the term of this Agreement, as follows:

(a)           Existence; Qualification and Power. Borrower (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

(b)           Authority; No Contravention. The execution, delivery and performance by Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of its Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any contractual obligation to which Borrower is a party or affecting Borrower or the properties of Borrower or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which Borrower or its property is subject or (c) violate any Law.

(c)           Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, Borrower of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations, actions or notices that have been duly obtained, taken or made and in full force and effect.

(d)           Execution and Delivery; Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

(e)           Financial Statements; No Material Adverse Effect.

(i)            Financial Statements. The audited Financial Statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein. The unaudited consolidated balance sheet of Borrower and its Subsidiaries and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on December 31, 2025 were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and fairly present in all material respects the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations and cash flows for the period covered thereby, subject to the absence of notes and to normal year-end audit adjustments.

(ii)           No Material Adverse Effect. Since December 31, 2025 there has been no event or circumstance that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(f)           Litigation. There are no actions, suits, proceedings, claims, disputes or investigations pending or, to the knowledge of Borrower, threatened, at Law, in equity, in arbitration or before any Governmental Authority, by or against Borrower or any Subsidiary or against any of their properties or revenues that (a) either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect or (b) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby.

(g)           No Default. Borrower is not in default under or with respect to any contractual obligation that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(h)           Taxes. The Borrower has filed all federal, state and other Tax returns and reports required to be filed, and have paid all federal, state and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except Taxes that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP.

(i)            Disclosure. The Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which Borrower or any of its Subsidiaries is subject, and all other matters known to it, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The reports, financial statements, certificates and other written information (other than projected or pro forma financial information) furnished by or on behalf of Borrower to Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected or pro forma financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that such projected information may vary from actual results and that such variances may be material).

(j)            Compliance with Laws. Each of Borrower and its Subsidiaries is in compliance with the requirements of all Laws (including environmental laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted.

(k)           Margin Regulations. Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of the Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of the Loan, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.

(l)            Investment Company Act. Neither Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(m)          Sanctions; Anti-Corruption.

(i)            None of Borrower, any of its Subsidiaries or any director, officer, employee, agent, or affiliate of Borrower or any of its Subsidiaries is an individual or entity (“person”) that is, or is owned or controlled by persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including Crimea, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, Cuba, Iran, North Korea and Syria).

(ii)           Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of Borrower, the agents of Borrower and its Subsidiaries, are in compliance with all applicable Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects. Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions, the FCPA and any other applicable anti-corruption laws.

(n)           Solvency. Borrower is Solvent.

(o)           Beneficial Ownership Certification. The information included in the Beneficial Ownership Certification delivered hereunder in connection with the Closing Date is true and correct in all respects.

(p)           ATM Program.

(i)            The ATM Program has been duly established in accordance with all applicable securities laws.

(ii)           The ATM Sales Agreement is in full force and effect and binding on Borrower.

(iii)          All ATM Securities have been or will be duly authorized, and when issued and sold in accordance with the ATM Sales Agreement, will be validly issued, fully paid, and non-assessable.

(iv)          Borrower has an effective registration statement on Form S-3 for the offering by Borrower, on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, of its securities in connection with the ATM Program.

(v)           Borrower has obtained all consents and approvals of its stockholders, regulatory authorities (including, without limitation, the New York Stock Exchange) and other third parties necessary for Borrower to offer and sell its securities pursuant to the ATM Program. No stop order or similar proceeding has been initiated or threatened with respect to the ATM Program.

(q)           SEC Reporting. Borrower is current in all filing obligations under the Securities Exchange Act of 1934, as amended.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all Obligations have been indefeasibly paid in full, Borrower shall:

Section 6.1           ATM Program Maintenance. Borrower shall not voluntarily terminate the ATM Program and will promptly renew, extend, or replace the ATM Program on substantially the same terms and conditions, if it terminates or expires by its terms.

Section 6.2           Sales Activity. To the extent Borrower elects to satisfy any Weekly Installment through sales of ATM Securities under the ATM Program, Borrower shall use commercially reasonable efforts to conduct such sales in a manner and at such frequency as is necessary to generate Sales Proceeds for such purpose; provided that Borrower shall not be required to sell ATM Securities (a) during any Blackout Period, (b) during periods of market disruption, or (c) at any time Borrower elects to satisfy the applicable Weekly Installment from Existing Cash.

Section 6.3           Deposit of Sales Proceeds. On and after the Collateral Account Control Date, cause all Sales Proceeds to be deposited directly into the Collateral Account.

Section 6.4           Reporting. Deliver to Lender:

(a)           within two (2) Business Days after each Weekly Payment Date, a report setting forth the aggregate Sales Proceeds received during the preceding week, the number and type of ATM Securities sold, the volume-weighted average sale price and remaining ATM Program capacity;

(b)           copies of all correspondence and notices received from the Sales Agent promptly upon receipt;

(c)           as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower (or, if earlier, 5 days after the date required to be filed with the SEC) (commencing with the fiscal quarter ended June 30, 2026), a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, certified by a Responsible Officer of Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject only to normal year-end audit adjustments and the absence of notes; provided that the Borrower shall be deemed to have satisfied the requirements of this clause (c) with respect to any such fiscal quarter by timely filing with the SEC a Quarterly Report on Form 10-Q for such fiscal quarter containing such financial statements, and making such Form 10-Q publicly available;

(d)           concurrently with the delivery of the financial statements referred to in Section 6.04(c), a duly completed certificate signed by a Responsible Officer of Borrower certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(e)           promptly after the same are publicly available, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements that Borrower or any Subsidiary may file or be required to file with the SEC or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, and not otherwise required to be delivered pursuant hereto;

(f)           promptly after the furnishing thereof, copies of any material request or notice received by Borrower or any Subsidiary, or any statement or report furnished by Borrower or any Subsidiary to any holder of debt securities of Borrower or any Subsidiary, pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished pursuant hereto;

(g)           promptly after receipt thereof by Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of Borrower or any Subsidiary thereof;

(h)           promptly following request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them as Lender may from time to time reasonably request; and

(i)           promptly following any request therefor, (i) such other information regarding the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Lender may from time to time reasonably request or (ii) information and documentation reasonably requested by Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act or other applicable anti-money laundering laws.

Section 6.5            Listing. Maintain the listing of the Common Stock and, if applicable, the Preferred Stock on a national securities exchange acceptable to Lender.

Section 6.6            Notices. The Borrower will promptly notify Lender of:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit, investigation or proceeding by or before any arbitrator or Governmental Authority against or affecting Borrower or any Affiliate thereof that would reasonably be expected to be adversely determined, and, if so determined, would reasonably be expected to result in liability, individually, or in the aggregate, in excess of $50,000,000;

(c)           any matter or development that has had or would reasonably be expected to have a Material Adverse Effect; and

(d)           any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

Section 6.7            Preservation of Existence, Etc. Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, licenses, permits, privileges and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

Section 6.8            Maintenance of Insurance. Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such Persons.

Section 6.9            Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including Tax liabilities, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.10           Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, at all times comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.11           Books and Records. The Borrower will, and will cause each of its Subsidiaries to, maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be.

Section 6.12           Use of Proceeds. The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Loans for general corporate purposes of Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document.

Section 6.13           Sanctions; Anti-Corruption Laws.

(a)           Borrower will, and will cause each of its Subsidiaries to, at all times comply with the requirements of all Sanctions, Anti-Terrorism Laws, the FCPA and all other anti-corruption Laws in all respects.

(b)           Borrower will maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with applicable Sanctions and with the FCPA and any other applicable anti-corruption law.

(c)           Without limitation of the foregoing, Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements or otherwise engage in transactions directly or indirectly with or related to any Blocked Person or any Person listed on the OFAC Lists or any Sanctioned Country. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower, any of its Subsidiaries or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) enters into a settlement agreement with a U.S. government agency, (c) pleads nolo contendere to, (d) is indicted on, or (e) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering, Anti-Terrorism Laws or export control laws. Borrower will not, nor will it permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing directly or indirectly with or related to any Blocked Person or Sanctioned Country, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person or Sanctioned Country, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

(d)           Borrower will not, directly or indirectly, use the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law or (ii) (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan).

ARTICLE VII

Negative Covenants.

Until all Obligations have been indefeasibly paid in full, Borrower shall not, without the prior written consent of Lender:

Section 7.1            Liens. Create, incur, assume, or permit to exist any Lien on any ATM Collateral, other than the Lien in favor of Lender.

Section 7.2            Indebtedness. Incur, assume, or permit to exist any indebtedness secured by or with recourse to the ATM Collateral or any rights under the ATM Program, other than the Obligations.

Section 7.3            Modification of ATM Program. Amend, modify, supplement, terminate, suspend, or waive any material term or condition of the ATM Sales Agreement or ATM Program in any manner adverse in any material respect to Lender.

Section 7.4            Dividends and Distributions. Declare or pay any dividend or distribution on any equity securities of Borrower, or purchase, redeem, or otherwise acquire any of its equity securities, if such action would cause or would reasonably be expected to cause a Default or Event of Default or a Material Adverse Effect; provided, however, that the foregoing shall not prohibit (a) any dividend or distribution by Borrower necessary to maintain Borrower’s qualification as a real estate investment trust under Section 856 of the Internal Revenue Code of 1986, as amended, or to avoid the imposition of any income or excise tax on Borrower under Sections 857 or 4981 of the Code, and (b) ordinary-course quarterly dividends and distributions consistent with Borrower’s past practice, in each case for so long as no Default or Event of Default has occurred that is continuing.

Section 7.5            Disposition of Collateral. Sell, transfer, assign, or otherwise dispose of any ATM Collateral or any interest therein, other than sales of ATM Securities in the ordinary course of the ATM Program in accordance with the terms and provisions thereof.

Section 7.6            Fundamental Changes. Merge, consolidate, or otherwise combine with any other person, or sell, transfer, or dispose of all or substantially all of its assets.

Section 7.7            Change in Business. Materially alter the nature or scope of its business from that conducted as of the date hereof.

Section 7.8            Accounting Changes. Change its fiscal year or make any material change in its accounting methods, principles, or practices.

Section 7.9            Restricted Payments. Make any payment on or with respect to any subordinated indebtedness, except as expressly permitted under the terms of such subordinated indebtedness or any subordination agreement in relation thereto as approved by Lender; provided that nothing in this Section shall restrict any dividend or distribution permitted under Section 7.4.

Section 7.10          Minimum ATM Capacity. Permit the aggregate remaining capacity under the ATM Program to be less than $30,000,000.

Section 7.11          Exclusivity. Sell any ATM Securities through an at-the-market equity offering program other than pursuant to the ATM Program and with Lender as the exclusive selected Sales Agent.

ARTICLE VIII

EVENTS OF DEFAULT

Each of the following shall constitute an “Event of Default”:

(a)           Borrower shall fail to pay any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)           Borrower shall fail to pay any interest on the Loan, or any fee or any other Obligation (other than an amount referred to in clause (a) of this Section) payable under this Agreement or under any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) or more Business Days;

(c)           any representation or warranty made or deemed made by or on behalf of Borrower in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof, or any waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or, in the case of any such representation or warranty under this Agreement or any other Loan Document already qualified by materiality, such representation or warranty shall prove to have been incorrect) when made or deemed made;

(d)           Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article III, Section 3.3, 6.3, 6.6(a), 6.7 (with respect to Borrower’s existence), 6.12 or in Article VII;

(e)           Borrower fails to comply with any other covenant or obligation contained in this Agreement or any other Loan Document, and such failure continues unremedied for thirty (30) days; provided that if Borrower is diligently pursuing cure of such failure, such cure period shall be extended for an additional thirty (30) days;

(f)            (i) Borrower or any Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than indebtedness under the Loan Documents) having an aggregate principal amount of more than $50,000,000 beyond the applicable grace period with respect thereto, if any; or (ii) Borrower or any Subsidiary shall fail to observe or perform any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity; provided that this clause (f)(ii) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such indebtedness and such indebtedness is repaid when required under the documents providing for such indebtedness;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower or any of its Subsidiaries or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for a period of 60 or more days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make an assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            Borrower or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            there is entered against Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied or failed to acknowledge coverage), or (ii) a non-monetary final judgment or order that, either individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five (45) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k)           a Change of Control shall occur;

(l)            any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or Borrower denies in writing that it has any further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.

(m)          the ATM Program is terminated, suspended, or expires;

(n)           the Registration Statement or any prospectus supplement relating to the ATM Program ceases to be effective or available for use at any time, or the SEC issues a stop order or similar order with respect thereto; or

(o)           the Common Stock or Preferred Stock is delisted from the applicable national securities exchange and is not relisted on a national securities exchange, or trading in the Common Stock or Preferred Stock is suspended (other than for short trading halts not exceeding one trading day) for more than five (5) consecutive trading days.

Section 8.2            Remedies.

(a)           Upon the occurrence of an Event of Default described in Section 7(g), 7(h) or 7(i), all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

(b)           Upon the occurrence and during the continuance of any other Event of Default, Lender may, at its option, by written notice to Borrower, declare all Obligations to be immediately due and payable, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by Borrower.

(c)           Upon the occurrence and during the continuance of any Event of Default, Lender shall have all rights and remedies available to a secured party under the UCC and all other Applicable Law, at equity or otherwise, including the right to (i) take possession of, collect, and dispose of the ATM Collateral, (ii) exercise exclusive control over the Collateral Account and apply all funds therein to the Obligations, (iii) exercise any and all rights of Borrower under the ATM Sales Agreement, and (iv) exercise any other remedies available at law or in equity or otherwise.

ARTICLE IX

INDEMNIFICATION

Section 9.1            Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Lender not to exceed $125,000 in the aggregate with respect to the preparation, negotiation, execution and delivery of this Agreement) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out of pocket fees and expenses incurred by Lender (including the reasonable fees, expenses, charges and disbursements of one outside counsel for Lender and one local counsel in any applicable jurisdiction) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such expenses and fees incurred during any workout, restructuring or negotiations in respect of such Loan.

Section 9.2            Indemnification. Borrower shall indemnify Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all out-of-pocket losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one outside counsel for any Indemnitee and one local counsel in any applicable jurisdiction), incurred by any Indemnitee or asserted against any Indemnitee by any Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the Loan or the use or proposed use of the proceeds therefrom or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by Borrower against an Indemnitee for breach of such Indemnitee's obligations hereunder or under any other Loan Document, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of Borrower or any of its Subsidiaries and that is brought by an Indemnitee against another Indemnitee. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

Section 9.3            Waiver of Consequential Damages. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against Lender, any Agent or any Related Party of Lender (each such Person being called a “Protected Person”), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan, or the use of the proceeds thereof. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 9.4            Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.1           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one (1) Business Day after being sent by nationally recognized overnight courier, or three (3) Business Days after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the applicable party at its address set forth on the signature page hereto, or to such other address as such party may designate in writing from time to time.

Section 10.2          Amendments and Waivers. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless in writing and signed by Lender and Borrower. No waiver of any Default or Event of Default shall be deemed a waiver of any subsequent Default or Event of Default. No single or partial exercise of any right or remedy by Lender shall preclude any other or further exercise thereof.

Section 10.3          Assignment.

(a)           This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

(b)           The Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Lender.

(c)           Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loan), subject to the consent of the Borrower (such consent not to be unreasonably withheld or conditioned); provided that no such consent of the Borrower shall be required (i) during the continuance of any Default or Event of Default or (ii) with respect to an assignment to any of Lender’s affiliates or approved funds; provided, further, that any such consent of the Borrower shall be deemed to have been granted unless the Borrower shall object thereto by written notice to Lender within five (5) days after receipt of a request therefor.

Section 10.4          Governing Law. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.5          Jurisdiction; Waiver of Venue; Waiver of Jury Trial.

(a)           Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the other party hereto or any Related Party thereof in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court for the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b), and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a).

(b)           Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)           WAIVER OF JURY TRIAL EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.6           Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.7          Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts that are treated as interest on the Loan or such other Obligation under Applicable Law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by Lender or other Person holding the Loan or such Obligation in accordance with Applicable Law, the rate of interest payable in respect of the Loan or such Obligation hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of the Loan or such Obligation but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to Lender or such other Person in respect of the Loan or such Obligations or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate for each day to the date of repayment, shall have been received by Lender or such other Person. Any amount collected by Lender or such other Person that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of the Loan or such other Obligation or refunded to Borrower so that at no time shall the interest and charges paid or payable in respect of the Loan or such other Obligation exceed the maximum amount collectible at the Maximum Rate.

Section 10.8          Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Lender, or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 10.9          Entire Agreement. This Agreement, together with the other Loan Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written.

Section 10.10        Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Lender and Lender shall have received counterparts hereof that, when taken together, bear the signature of Borrower. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (e.g., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Loan Documents. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Loan Documents shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.11        Setoff. If an Event of Default shall have occurred and be continuing, Lender and each its branches and Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Lender or any such branch or Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to Lender or any of its branches or Affiliates, irrespective of whether or not Lender or such branch or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of Lender different from the branch office or Affiliate holding such deposit or obligated on such indebtedness. The rights of Lender and its branches and Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its branches and Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.12        No Fiduciary Relationship. The relationship between Borrower and Lender is solely that of borrower and lender. Nothing in this Agreement shall be construed to create any fiduciary, partnership, joint venture, or agency relationship between the parties.

Section 10.13        Confidentiality. Neither party hereto will disclose the terms contained in this Agreement or any other Loan Document to any other person or entity unless approved in writing by the other party; provided, however, that either party may disclose such terms (a) to the extent required by applicable Law or by any subpoena or similar legal process, (b) in the case of the Borrower, (i) to the extent required by the rules and regulations of the SEC or any national securities exchange on which Borrower’s securities are listed and (ii) to sales agents under any equity distribution agreement or similar agreement of Borrower, other than the ATM Sales Agreement, (c) to its directors, officers, employees, attorneys, accountants and other professional advisors who have a need to know and who are bound by customary obligations of confidentiality, (d) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person, (e) in the case of Lender (i) to any assignee of or any prospective assignee of any of its rights and obligations under this Agreement or (ii) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder. In addition, Lender may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to Lender in connection with the administration of this Agreement.

Section 10.14        PATRIOT Act. Lender hereby notifies Borrower that, pursuant to the requirements of the PATRIOT Act, it may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the PATRIOT Act.

Section 10.15        Survival. All representations, warranties, covenants, reimbursement and indemnities made or given in this Agreement (including, without limitation, Sections 9.1 and 9.2) shall survive the execution and delivery hereof, the making of the Loan, and the payment of all Obligations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

LENDER:

A.G.P./Alliance Global Partners LLC

By:	/s/ Thomas J. Higgins
Name:	Thomas J. Higgins
Title:	Managing Director
Address:	590 Madison Avenue, 28th Floor, New York, NY 10022
Email:	thiggins@allianceg.com

BORROWER:

Innovative Industrial Properties, Inc.

By:	/s/ David Smith
Name:	David Smith
Title:	Chief Financial Officer, Treasurer and Assistant Secretary
Address:	11440 West Barnardo Court, STE 100 San Diego, CA 92127
Email:	david.smith@iipreit.com